Exhibit 10.39


                     MODIFICATION AGREEMENT


     THIS MODIFICATION AGREEMENT ("this Agreement") is executed as of December 31, 2004, among DCI USA, Inc., a Delaware corporation ("DCI USA"); Direct Capital Investments, Ltd., an
Israeli company ("Parent"); and Apros and Chay MB Ltd., an Israeli company ("Borrower").

                            RECITALS

     A. Borrower entered into a loan agreement ("the Loan Agreement"; capitalized terms used herein not otherwise defined shall have the meanings ascribed to such terms in the Loan Agreement) with DCI USA dated December 13, 2004, pursuant to which Borrower borrowed $96,000 from DCI USA and granted Borrower certain pledges and a warrant in connection with said loan.

     B. Parent lend Borrower the aggregate sum of $60,000 which was disbursed to Technoprises Ltd. on behalf of Borrower.

     C. Parent desires to assign to DCI USA the right to receive from Borrower aforementioned amount and DCI USA desires to accept such assignment on the terms and conditions contained in this Agreement.

     NOW, THEREFORE, for good and valuable consideration, all of the parties agree as follows:

     1. Principal and Interest. The parties hereby agree that as of the date hereof the $60,000 shall be due and payable from Borrower to DCI USA. Interest shall accrue on the $60,000 at the annual rate of ten percent (10%) commencing on December 31, 2004. The principal and accrued interest thereon shall be due and payable on December 13, 2005. Amounts owing hereunder may be prepaid by Borrower at any time.

     2. Modification of Loan Agreement. Borrower hereby agrees that its obligations hereunder shall be secured by the pledges described in Section 1.2 of the Loan Agreement. The last sentence of Section 1.3 of the Loan Agreement is hereby deleted in its entirety.

     3. Warrant. As a result of the transactions described herein, Borrower hereby grants DCI USA an additional warrant to purchase 600,000 shares of Borrower at any time after the date hereof until the close of business on December 13, 2005, provided, however, that DCI USA, in its sole discretion, shall have the right to extend such time for an additional 6 months. The purchase price per share of the Borrower shall be ten cents ($0.10). In the event that the Borrower shall at any time subdivide the outstanding shares of common stock, or shall issue a stock dividend on the outstanding common stock, the warrant exercise price in effect immediately prior to such subdivision or the issuance of such dividend shall be proportionately decreased, and in the event that the Borrower shall at any time combine the outstanding shares of its common stock, the warrant exercise price in effect immediately prior to such combination shall be proportionately increased, effective at the close of business on the date of such subdivision, dividend or combination as the case may be.

     4. Loan Agreement. Nothing contained hereinabove shall be deemed to affect in any way any other term or condition of the Loan Agreement not explicitly set forth herein. All the other provisions of the Loan Agreement are hereby incorporated herein by reference and made a part of this Agreement, including without limitation, Articles IV and V.


     IN WITNESS WHEREOF, the parties undersigned have executed this Agreement as of the date appearing on the first page of this Agreement.




                               DCI USA, INC.

                              By: /s/ David Yerushalmi



                              APROS & CHAY MB LTD.

                              By: /s/ Adam Ofek


                              DIRECT CAPITAL INVESTMENTS, LTD.


                              By: /s/ Micha Vigderhouse